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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
NATCO Group Inc.:

We consent to the use of our report dated February 23, 2004, except as to Note 10 which is as of March 15, 2004, with respect to the consolidated balance sheets of NATCO Group Inc. and subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of NATCO Group Inc., incorporated herein by reference. Our report refers to a change in accounting for asset retirement obligations during 2003 and a change in accounting for goodwill and other intangible assets during 2002.

/s/ KPMG LLP

Houston, Texas
July 2, 2004